Exhibit 10.1

RELEASE AND SEVERANCE AGREEMENT

This Release and Severance Agreement (this”Agreement”) is made as of March 6, 2006 by and between Trex Company, Inc., a Delaware corporation (“Trex”), and Philip J. Pifer, an individual residing at 10914 Lake Windermere Drive, Great Falls, VA 22066 (“Employee”).

WHEREAS, Trex has notified Employee that his employment with Trex terminates as of January 3, 2006 (the “Termination Date”), regardless of whether Employee executes and delivers this Agreement; and

WHEREAS, Trex wishes to provide Employee certain assistance in transitioning his employment from Trex to another employer and to obtain from Employee certain acknowledgments and agreements and, as a result, Trex is willing to provide Employee with the benefits set forth in this Agreement; and

WHEREAS, the parties intend this Agreement to memorialize the parties’ intent and understandings with respect to all matters concerning the termination of Employee’s employment with Trex.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

1.	Payment of Salary. Effective as of the Termination Date, Employee is terminated and, to the extent applicable, resigns from (i) employment with Trex and any subsidiaries, joint ventures, affiliates, partnerships or any other business ventures of Trex (Trex and any subsidiaries, joint ventures, affiliates, partnerships or other business ventures of Trex are hereinafter collectively referred to as the “Trex Affiliates”), (ii) any Trex Affiliate Board of Directors and any Trex Affiliate Board of Directors’ positions and (iii) any other position, office, membership or partnership with or in any Trex Affiliate. In addition, Employee agrees that he shall have no right to further employment, membership, partnership, or any other position or office with or in any Trex Affiliate after the Termination Date. Through and including the Termination Date, Employee shall be paid at his current annual base salary rate of $285,000.00 and receive benefits as normally provided under Trex’s benefits policies and plans immediately prior to the Termination Date. Following the Termination Date, Employee shall not be eligible for any annual bonus payment or for any contribution to Trex’s 401(k) Profit Sharing Plan (the “401(k) Plan”) other than a matching contribution as provided in Section 9. Employee shall be paid all salary earned through the Termination Date, less standard deductions and withholdings for applicable federal, state and local taxes on the next regularly scheduled pay date.

2.

Severance Pay. In addition to the payment described in Section 1 above, in consideration for Employee executing and delivering this Agreement, Trex shall continue to pay Employee at his current annual base salary rate of $285,000.00 through the first anniversary of the Termination Date (the “Severance Payment Period”). The amounts payable by Trex to Employee pursuant to this Section 2 (the “Severance Payments”) shall be paid in equal bi-weekly installments in accordance with Trex’s regular payroll practices existing as of the date hereof, with payments to begin on Trex’s first regular payroll date after the seven (7) day waiting period set forth in Section 28 has expired, and to continue on Trex’s regular payroll dates thereafter until fully paid.

3.	Vacation Pay. Trex shall pay Employee for twenty-two (22) days of unused vacation leave for 2006, less standard deductions and withholdings for applicable federal, state, and local taxes, within thirty (30) days after the Termination Date.

4.	Tax Gross-Up. Trex shall make Employee whole on the amount of any tax liability incurred by Employee in 2005 as a result of Employee’s relocation to Virginia from New Jersey, as well as for the automobile leased by Trex for Employee’s use, in each case to the extent Trex has not already made Employee whole for such liability.

5.	Outplacement Services; Legal Fees. Trex shall pay for outplacement services provided to Employee by Crenshaw Associates, Inc. through the expiration of the Severance Payment Period upon the presentment by Employee or Crenshaw Associates, Inc. to Trex of reasonably detailed invoices for such services, it being understood and agreed that Trex shall not be obligated pursuant to this Section 5 or otherwise to pay more than $25,000 for outplacement services provided to Employee by Crenshaw Associates, Inc. or any third party. Trex shall also pay up to $10,000 of Employee’s legal fees in connection with Employee’s negotiation, execution and delivery of this Agreement promptly upon receipt of an invoice therefor from Outten & Golden LLP, Employee’s legal counsel.

6.	Reimbursement of Business Expenses. Employee shall be eligible to be reimbursed for any reasonable and necessary expenses incurred by him in connection with his employment with Trex through the Termination Date in accordance with applicable Trex expense reimbursement policies, provided that any requests for such reimbursement must be made in writing within fifteen (15) days after the date hereof.

7.	Health and Dental. Employee’s health and dental insurance coverage with Trex shall be continued through the Severance Payment Period. Trex shall provide Employee with notice concerning Employee’s rights under COBRA to continue health coverage at Employee’s own expense after expiration of the Severance Payment Period.

8.	Financial Planning. Employee shall be eligible to be reimbursed for any financial planning expenses incurred by him through December 31, 2005, in an amount up to $10,000, in accordance with applicable Trex financial planning benefit policies.

9.	Other Benefits Plans. Nothing in this Agreement shall affect Employee’s vested benefits as of the Termination Date under the 401(k) Plan other than matching contributions to which Employee is entitled for employee contributions made prior to the Termination Date. Except as expressly provided in this Agreement, Employee shall not be entitled to and shall not participate in any Trex benefit plans following the Termination Date.

10.	Automobile. Trex shall reimburse Employee $3,450 in connection with the deposit previously paid by or on behalf of Employee for the automobile leased by Trex for Employee’s use, it being acknowledged and agreed by the parties that Employee has returned such automobile to Trex or the applicable leasing company.

11.	Waiver and Release of Claims.

a.	In consideration of the commitments undertaken by Trex and outlined in this Agreement, Employee, for himself, his attorneys, heirs, executors, administrators, successors, and assigns, does hereby fully and forever release and discharge the Trex Affiliates and all of their subsidiaries, affiliate corporations and all related entities, as well as all of their predecessors, successors, assigns, directors, officers, agents, employees, former employees, insurers and attorneys (hereinafter “Releasees”) from all suits, causes of action, and/or claims, demands or entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which he has or may have against the Releasees arising out of or in connection with his employment (and the termination thereof) by Trex, or any related event, transaction, or matter occurring or existing on or before the date of his execution of this Agreement. Employee agrees, without limiting the generality of this Release, not to file or otherwise institute any claim or lawsuit seeking damages and not to otherwise assert any claims that are lawfully released herein. Employee further hereby irrevocably and unconditionally waives any and all rights to recover any relief or damages concerning the claims that are lawfully released herein. Employee represents and warrants that he has not previously filed or joined in any such claims, demands or entitlements against the Releasees and that he shall indemnify and hold harmless the Releasees from all liabilities, claims, demands, costs, and/or expenses incurred as a result of any such claims.

EMPLOYEE HEREBY ACKNOWLEDGES AND AGREES THAT THIS RELEASE IS A GENERAL RELEASE AND THAT BY SIGNING THIS AGREEMENT, HE IS SIGNING THIS RELEASE.

b.

This Release specifically includes, but is not limited to, all claims relating to Employee’s employment and the termination of that employment, all claims of breach of contract, employment discrimination (including, but not limited to, discrimination on the basis of race, sex, religion, national origin, age, disability or any other protected status, and coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family & Medical Leave Act, the Virginia Human Rights Act, all as amended, or any other applicable state, federal, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended, the Virginia Wage Payment Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), and claims concerning recruitment, hiring, discharge, promotions, transfers, right to reemployment, wages, bonus or incentive pay, severance pay, stock, stock options, benefits due, sick leave, holiday pay, vacation pay, life insurance, pension, 401(k) or other retirement plan, any other leave, group medical insurance, any other fringe benefits, worker’s compensation, termination, employment status, libel, slander, defamation, fraud, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort, contract, or other claims which might have been asserted by Employee or on his behalf in any suit, charge of discrimination, or claim against the Releasees.

12.	Return of Trex Property. Employee shall immediately return to Trex all of Trex’s materials, equipment and business records of each Trex Affiliate in Employee’s possession, including but not limited to, any keys, security cards, corporate credit cards, and the originals and all copies of all files, materials, or documents (whether in tangible or electronic form) relating to the business of any Trex Affiliate. These items shall be forwarded to Employee’s immediate supervisor’s attention, and packaged and shipped so as to insure no physical damage is incurred. Employee shall use a Mailboxes Plus, or other such service. Trex shall reimburse Employee for all reasonable, out-of-pocket costs of such shipment.

13.	2004 Agreement. The parties hereby acknowledge and agree that the Employee Agreement dated July 20, 2004 by and between Trex and Employee (the “2004 Agreement”), a copy of which is attached hereto as Exhibit A, shall continue to survive in accordance with its terms, and that nothing in this Agreement shall affect the parties’ respective rights and obligations under the 2004 Agreement, it being acknowledged and agreed by the parties that (a) for purposes of Section 2 of the 2004 Agreement, “proprietary and confidential information of the Company” shall not include (i) information that is or becomes generally available to the public other than as a result of unauthorized disclosure by Employee or persons to whom Employee has made the information available, (ii) information that has been released without restriction by Trex to another party, or (iii) information that was received by Employee on a non-confidential basis, prior to receipt by Trex, from a third party lawfully possessing and lawfully entitled to disclose such information and (b) Section 4 of the 2004 Agreement shall not prohibit Employee from being employed by a company that engages in multiple lines of business, including those described in Section 4 of the 2004 Agreement (the “Competitive Lines of Business”) if the services Employee provides to such company are unrelated to and do not otherwise involve the Competitive Lines of Business.

14.	Non-Solicitation of Trex Employees. Employee hereby covenants and agrees that, in addition to his obligations under Section 5 of the 2004 Agreement, through the second (2nd) anniversary of the Termination Date, Employee shall not, directly or indirectly, on behalf of himself or any other entity, induce or attempt to induce any customer, supplier or other business relation of any Trex Affiliate to cease doing business with any Trex Affiliate or in any way interfere with the relationship between any such customer, supplier or business relation and any Trex Affiliate.

15.	Further Covenants.

a.	Employee agrees not to make any public statement or statements concerning any Trex Affiliate or any of their business objectives, management practices, or other sensitive information without first receiving Trex’s written approval, it being understood, however, that, subject to the immediately succeeding sentence and Section 2 of the 2004 Agreement, Employee shall be permitted to discuss with prospective employers Employee’s duties and responsibilities at Trex. Employee agrees that he shall not make any disparaging, defamatory or denigrating statements regarding any of the Trex Affiliates or any of their businesses, employees, agents, officers or directors.

b.	Trex agrees not to publicly disparage, defame or denigrate Employee in any way, and to make reasonable efforts to prevent its officers and directors from doing so as well by informing them of Trex’s obligation and commitment under this Section 15(b). “Publicly” means in any forum or context in which the statements are intended to or would reasonably be expected to be communicated or repeated to a broad audience. The term “publicly” is not intended to preclude purely private social conversation, but would encompass without limitation comments in a context in which they could reasonably be expected to gain wide or notable circulation either in Winchester, Virginia or in executive corporate ranks generally or, in the case of comments by Trex with respect to Employee, become known by an actual or prospective employer. Nothing in this Section 15(b) shall prevent Trex from (i) responding publicly to incorrect, disparaging, defamatory or derogatory public statements or reports after a request for a retraction has been made by Trex and refused by Employee, to the extent reasonably necessary to correct or refute any such public statement or report, or (ii) making any truthful statement to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement or any Equity Award, including, but not limited to, the enforcement of this Agreement or (B) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent or actual jurisdiction to order such person to disclose or make accessible such information. In addition, Trex agrees to respond to any inquiries about the reasons for Employee’s separation from Trex with a statement substantially similar to the following:

“Trex has reorganized its executive management team and eliminated the position of SVP of Sales & Marketing. As a result, Andrew Ferrari will be performing as both COO and SVP of Sales & Marketing, and Phil Pifer departed. While Trex believes that this is a necessary and cost saving measure, Trex is sad to see Mr. Pifer leave. He has made valuable contributions during his tenure with Trex, and we will miss his leadership.”

16.

Continuing Assistance. In addition, Employee agrees to fully cooperate with the Trex Affiliates with respect to any litigation, investigation or legal proceeding to which any of the Trex Affiliates is a party and as to which Employee has relevant information. Trex will reimburse Employee in accordance with its standard policies therefor for Employee’s out-of-pocket travel and other incidental expenses reasonably incurred by Employee incurred as a result of his cooperation pursuant to this Section 16.

17.	Standstill. Employee agrees that, for a period of three (3) years from the Termination Date, unless Employee shall have been specifically invited in writing by Trex to perform any of the following actions, neither Employee nor any of his “associates” or “affiliates” (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) shall in any manner, directly or indirectly, (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist (including acting as a financing source) any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in (i) any acquisition of any securities of any kind or class, whether equity or debt, or assets of any Trex Affiliate (or of any successor to or person in control of Trex or having beneficial ownership thereof), except that this clause (i) shall not prohibit Employee from acquiring any securities of Trex of any kind or class, whether equity or debt, of any Trex Affiliate (or of any successor to or person in control of Trex or having beneficial ownership thereof) provided that the beneficial ownership of such securities by (x) Employee and (y) Employee’s “associates” and “affiliates” (as such terms are defined in Rule 12b-2 under the 1934 Act) does not in the aggregate equal or exceed two and one-half percent (2.5%) of Trex’s outstanding securities and securities deemed outstanding pursuant to Rule 13d-3(d)(1) under the 1934 Act, (ii) any tender or exchange offer, merger or other business combination involving any Trex Affiliate, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to any Trex Affiliate, or (iv) any solicitation of proxies or consents to vote any voting securities of any Trex Affiliate, (b) form, join or in any way participate in a “group” (as defined in Rule 13d-5 under the 1934 Act) that shall take any of the actions referred to in clause (a) above, (c) take any action which might force any Trex Affiliate to make a public announcement regarding any of the types of matters set forth in clause (a) above, or (d) enter into any discussions or arrangements with any third party with respect to any of the foregoing. Nothing herein shall prohibit Employee from selling any security of any Trex Affiliate held by him provided that such sale is permissible under applicable federal and state securities laws and in accordance with any contractual restrictions.

18.	Effect on Stock Options, Performance Shares and Restricted Stock.

a.	The following is a full and complete list of the Trex equity compensation awards that Employee holds as of the Termination Date(collectively, the “Equity Awards”), all of which were granted under Trex’s Amended and Restated 1999 Stock Option and Incentive Plan (the “1999 Plan”) prior to the amendment and restatement of the 1999 Plan by Trex’s 2005 Stock Incentive Plan:

	Number of Shares Remaining	Date of Grant
Stock Option	60,000	July 9, 2004
Stock Option	2,051	March 9, 2005
Stock Option	12,000	March 9, 2005

	Number of Unvested Shares	Date of Grant
Restricted Stock	1,159	March 9, 2005

	Number of Units	Date of Grant
Performance Shares	4,500	March 9, 2005

b.	Employee’s termination of employment pursuant to this Agreement shall be considered a “termination” for the purpose of Section 10.4 of the 1999 Plan and, in accordance with Section 10.4 of the 1999 Plan, each of the Stock Option grants listed above shall terminate at the close of business on the ninetieth (90th) day following the Termination Date.

c.	Employee shall be fully vested in the Restricted Stock grant listed above as of the Termination Date.

d.	Employee’s Performance Share award listed above shall terminate as of the Termination Date in accordance with the terms and conditions of the 1999 Plan and his Performance Share Award agreement.

19.	No Admission of Liability. The parties agree and understand that neither this Agreement nor anything contained herein shall be construed as an admission by any Trex Affiliate of any liability whatsoever, which liability is expressly denied.

20.	Knowing and Voluntary Waiver. Employee acknowledges that (a) Employee has carefully read and fully understands all the provisions of this Agreement, (b) Employee has been advised to consult an attorney, and that if Employee has not consulted with an attorney, Employee has done so voluntarily, (c) Employee has not relied upon any representation or statement, written or oral, not contained herein, and (d) Employee has entered into this Agreement knowingly and voluntarily.

21.	Acknowledgement of Consideration. Employee acknowledges that Employee’s waiver and release of rights and claims, and Employee’s undertaking of agreements and obligations as set forth in this Agreement are in exchange for valuable consideration which Employee would not otherwise be entitled to receive.

22.	Severability. The parties agree that the provisions of this Agreement are divisible and separable so that if any provision or provisions hereof shall be held unreasonable, unlawful or unenforceable, such holding shall not impair or void the remaining provisions of this Agreement.

23.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Virginia (excluding the choice of laws rules thereof).

24.	Notice. All notices, demands, requests, or other communications which are required to be given or otherwise given by either party to the other party pursuant to this Agreement shall be in writing and shall be deemed delivered upon (a) deposit in the United States mail, registered or certified mail, (b) hand delivery, (c) delivery to an overnight courier, or (d) transmission by facsimile, in each case addressed to the part to whom directed at the address set forth below or at such other addresses as may be substituted therefore by notice given hereunder.

If to Trex:

Trex Company, Inc.

160 Exeter Drive

Winchester, VA 22603-8605

Attention: Colleen Combs

If to Employee:

Philip J. Pifer

10914 Lake Windermere Drive

Great Falls, VA 22066

with a copy (which shall not constitute notice) to:

Wendi S. Lazar, Esq.

Outten & Golden LLP

3 Park Avenue, 29th Floor

New York, NY 10016

25.	Breach or Violation. Employee and Trex agree that, in the event of violation of the provisions of this Agreement, in addition to any damages allowed by law or as otherwise provided for in this Agreement, Employee and Trex shall be entitled to injunctive relief. In addition and without limiting the generality of the preceding sentence, if Employee fails to comply with Employee’s obligations or the conditions set forth in Section 14, 15, 16 or 17 of this Agreement or Section 2, 3, 4 or 5 of the 2004 Agreement on one or more occasions, Employee shall be required to and shall, within fifteen (15) days after Employee’s receipt of written notice to Employee from Trex, repay to Trex the full amount of the Severance Payments previously paid by Trex and shall not be entitled to any additional Severance Payments. The provision of notice by Trex and the payment by Employee in accordance with the preceding sentence shall not constitute an election of remedies by Trex, which, consistent with the first sentence of this Section 25, shall continue to be entitled to any and all remedies provided at law or equity for Employee’s failure to comply as set forth in the preceding sentence. In the event of a judicial determination that any restriction contained in this Agreement is unreasonable, Employee and Trex agree that the court may modify such restriction to make it reasonable prior to granting any injunctive relief.

26.	Certain Representations. Each of the parties represents and acknowledges that in executing and delivering this Agreement such party does not rely and has not relied upon any oral or written representation or statement made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

27.	Entire Agreement. This Agreement and the 2004 Agreement contain the entire agreement between the parties relating to the subject matter of this Agreement and the 2004 Agreement and, except as expressly provided in this Agreement, supersede all other agreements between the parties relating to the subject matter hereof or thereof, whether such agreements are written or oral. This Agreement may not be altered or amended except by an instrument in writing signed by the parties hereto.

28.	Acknowledgment. With respect to the General Release in Sections 11(a) and (b) hereof, Employee agrees and understands that he is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. Employee acknowledges that he has read and understands this Agreement and executes it voluntarily and without coercion. He further acknowledges that he is being advised herein in writing to consult with an attorney prior to executing this Agreement, and that he has been given a period of twenty-one (21) days within which to consider and execute this Agreement, unless he voluntarily chooses to execute this Agreement before the end of the twenty-one day period. Employee understands that he has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven-day period. For such revocation to be effective, notice must be received by Trex no later than the end of the seventh calendar day after the date on which Employee executes this Agreement. Employee expressly agrees that, in the event he revokes this Agreement, the Agreement shall be null and void and have no legal or binding effect whatsoever. The parties recognize that Employee may elect to sign this Agreement prior to the expiration of the twenty-one day consideration period specified herein, and Employee acknowledges that if he elects to do so, such election is knowing and voluntary and comes after being advised herein in writing to consult with an attorney prior to doing so.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

/s/ Philip J. Pifer
Philip J. Pifer

TREX COMPANY, INC.

By:	/s/ Anthony J. Cavanna
Anthony J. Cavanna
Chairman of the Board of Directors and Chief Executive Officer